Exhibit 10.30

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “APA”) is entered into as of this 25th day of May, 2012, by and between Thomas Tibble, as Bankruptcy Trustee and not individually (“Trustee”) for Michigan BioDiesel, LLC (“Debtor”), a Michigan limited liability company and the debtor in Case No. 10:0578-swd, United States Bankruptcy Court for the Western District of Michigan (the “Bankruptcy Case”), and Marrone Bio Innovations, Inc., a Delaware corporation or its assignee (“Buyer”).

WHEREAS, Debtor owns the real property and fixtures located at 700 Industrial Parkway, Bangor, MI 49013 (the “Facility”), and the equipment located at the Facility.

WHEREAS, Trustee, on behalf of the Debtor’s bankruptcy estate, and Buyer are entering into this asset purchase agreement (“APA”) pursuant to which the Trustee has agreed to sell and Buyer has agreed to purchase the Acquired Assets as defined herein.

WHEREAS, Debtor has filed for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Michigan (“U.S. Bankruptcy Court”) and Trustee has been appointed the Chapter 11 Trustee for the Debtor in the Bankruptcy Case.

WHEREAS, this APA is intended to comply with the requirements of the U.S. Bankruptcy Court, including the Bidding Procedures embodied in an Order Approving Bidding Procedures dated April 24, 2012 entered by the U.S. Bankruptcy Court in the Bankruptcy Case.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement, Trustee shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Trustee, free and clear of all liens, pledges, mortgages, security interests, claims, interests and encumbrances of any nature whatsoever, all right, title and interest of the Debtor and Trustee in and to (i) the Facility (which term includes, without limitation, all real property and fixtures comprising the premises legally described in attached Exhibit A or included within the tax parcel numbers listed in attached Exhibit A, together with all hereditaments and appurtenances thereto and easements benefiting such premises, and all pipes, lines, poles, wires, controls, switches, pumps and other apparatus and fittings necessary for or related to the HVAC, plumbing, electrical, mechanical, water, sewer and other systems at or serving the Facility, to the full extent of the right, title and interest of the Debtor or Trustee), and (ii) the equipment of Debtor listed in attached Exhibit B (collectively, the “Acquired Assets”). For purposes hereof, Acquired Assets includes all unexpired warranties and guaranties and claims under insurance policies relating to any of the items of property sold to Buyer pursuant to this APA, as well as any existing environmental permits (including without limitation, air and water discharge and soil erosion permits) and other existing permits and licenses associated with the items of property sold to Buyer pursuant to this APA.

1.2 Conveyance of Acquired Assets. The sale, transfer, conveyance, assignment and delivery of the Acquired Assets provided for in this Article I shall be made by the documentation which shall include all good and sufficient instruments of conveyance and transfer as shall be necessary to vest in Buyer as of the Closing Date title to the Acquired Assets being sold, transferred, conveyed, assigned and delivered hereunder, which documentation shall include, without limitation, a Trustee’s deed in recordable form and otherwise meeting all statutory requirements.

Trustee shall obtain and provide to Buyer at Trustee’s expense (except that Buyer shall be responsible for paying any incremental premium amount due for increasing the coverage amount beyond $250,000.00) a standard ALTA owner’s policy of title insurance in the amount of Six Hundred Thousand Dollars ($600,000.00), insuring marketable title vested in Buyer, effective as of the Closing Date. A commitment to issue such a policy insuring marketable title vested in Buyer, including a tax status report, shall be made available to Buyer at least 10 days before the Closing Date. Buyer shall have the right to terminate this APA and receive a refund of its entire Earnest Money Deposit if in the reasonable opinion of Buyer, due to recorded documents affecting title, title to the Facility is not marketable or otherwise reflects exceptions, encumbrances, covenants, restrictions or limitations that, in Buyer’s reasonable opinion, could have a materially adverse effect on or limit Buyer’s ability to use and operate the Facility as it is currently or was historically used by the Debtor, or for other available uses in the City of Bangor M-1 zoning district.

1.3 “As Is, Where Is” Sale. Buyer acknowledges to and in favor of Trustee that Buyer has relied upon its own investigations and inspections of the Acquired Assets and that Buyer is responsible to conduct its own inspections and investigations of all matters and things connected with or in any way related to the Acquired Assets and that, subject to the conditions and contingencies in this APA, Buyer has satisfied itself with respect to the Acquired Assets and all matters and things connected with or in any way related to the Acquired Assets. In addition, Buyer acknowledges that Buyer has relied upon its own investigation and inspections in entering into this APA, that Buyer is purchasing the Acquired Assets on an “as is, where is” basis as of the Closing Date without any representation or warranty whatsoever, and that Buyer will accept the Acquired Assets in their present state, condition and location, subject to the Buyer’s conditions and contingencies in this APA. Buyer hereby acknowledges that Trustee has made no representations, warranties, statements or promises with respect to the Acquired Assets, including without limitation any pertaining to title, description, fitness for purpose, merchantability, quantity, conditions or the quality of any matter or thing whatsoever, and any and all conditions and warranties expressed or implied by law do not apply to the sale of the Acquired Assets and are hereby waived by Buyer. This Section does not affect or limit the representations and warranties of the Trustee set forth in this APA.

1.4 Buyer Not Purchasing Business of Debtor, Not a Successor to Debtor. It is expressly acknowledged that Buyer is not purchasing (among other items) the inventory, work in process, goodwill, name, brand, business, business records or business operations of Debtor, and that Buyer is not a successor to Debtor, whether as to Debtor’s business, business operations, name, brand, inventory, work in process or otherwise. It is also expressly acknowledged that Buyer is not purchasing the Debtor’s cash, bank deposits, accounts receivable and causes of action under Chapter 5 of the United States Bankruptcy Code, nor any causes of action, choses in action and claims, including insurance claims (other than claims under insurance policies relating to any of the items of property sold to Buyer pursuant to this APA), against other persons and entities that the Debtor and/or Trustee have.

1.5 Access to Business Records of Debtor. For a period not to exceed 120 days after Closing, Trustee shall have access (during regular business hours) to any of Debtor’s business records located at the Facility, as may be necessary to enable the Trustee to administer the Debtor’s bankruptcy estate, including but not limited to the records necessary to prepare tax returns on behalf of the Debtor. Trustee shall remove all of Debtor’s business records from the Facility within 120 days after Closing.

ARTICLE II

PURCHASE PRICE

2.1 Purchase Price. The purchase price (the “Purchase Price”) for the Acquired Assets shall be the sum of (i) One Million One Hundred Ten Thousand Dollars ($1,110,000.00) plus (ii) an amount, not to exceed Forty Thousand Dollars ($40,000.00), awarded by the U.S. Bankruptcy Court in the Bankruptcy Case to Energy Suppliers, LLC as a stalking horse fee, which shall be evidenced by an Order confirming same (the “Purchase Price”).

2.2 Earnest Money Deposit/Breach. Buyer has deposited with the Trustee a $60,000 Earnest Money Deposit which will be held by Trustee pending the Closing. At the Closing, the Earnest Money Deposit shall be paid to Trustee and credited toward payment of the Purchase Price. At the Closing, the Buyer shall pay the remaining balance of the Purchase Price to the Trustee in cash, bank check or wire transfer. Notwithstanding anything to the contrary contained herein, if the Closing is not consummated after all conditions are met and as a result of Buyer’s failure to perform any of its obligations hereunder, the sum of $30,000 of the Earnest Money Deposit shall be forfeited and immediately paid to Trustee, and this Agreement shall terminate without further recourse to the parties. Notwithstanding anything to the contrary contained herein, if the Closing is not consummated as a result of Trustee’s failure to perform any of his obligations hereunder or due to the failure to satisfy any of the conditions precedent set forth in Section 1.2 or Article X hereof, the Earnest Money Deposit shall be immediately returned to Buyer and this Agreement shall terminate without further recourse to the parties.

2.3 United States Dollars. Buyer and Trustee acknowledge and agree that all amounts in dollars set forth in this Agreement are in United States dollars.

2.4 Closing Adjustments. The following adjustments shall be made between the parties as of the close of business on the Closing Date with the Buyer receiving a credit or assuming responsibility, as the case may be, for amounts attributed to time periods following the Closing Date:

A. Property Taxes. Trustee shall pay all real estate and personal property taxes and special assessments that will have come due prior to the Closing Date. Buyer shall receive a credit for the real and personal property taxes that become due during the 2012 calendar year for the pro-rata portion of the calendar year that has passed as of the Closing Date. The credit shall be calculated by a fraction whose numerator is the number of days that have passed in 2012 and whose denominator is 365 days. The fraction shall be multiplied by the total estimated real and personal property taxes that will become due during 2012.

B. Utilities. The parties shall notify all utilities to transfer service to Buyer as of the Closing Date. The Trustee shall be responsible for any utility charges incurred through the Closing Date. Buyer shall be responsible for any utility charges incurred after the Closing Date.

C. Transferable Service Contracts. To the extent requested by Buyer, Trustee shall transfer any transferable service contracts relating to the Acquired Assets to Buyer. Trustee shall be responsible for any amounts owing under the transferable service contracts through the Closing Date. Buyer shall be responsible for any charges under the transferable service contracts after the Closing Date. Buyer shall have the option to not assume any or all of the service contracts and instead have the Trustee terminate any such service contract or contracts. In the event Buyer elects not to assume any transferrable service contract, Buyer shall have no responsibility for any amounts owed under the any such service contracts. Trustee will provide to Buyer true copies of all service contracts relating to the Acquired Assets at least 10 days before the Closing Date to permit Buyer an opportunity to review same.

D. Special Assessments. Special assessments which are due and payable, or a lien, or both, on any part of the Acquired Assets on or before the Closing Date, shall be paid by Trustee. All other special assessments for improvements now installed or in the process of being installed, but not yet due and payable, or a lien, or both, shall be paid by the Buyer.

E. Sales/Use Tax; Transfer Tax. All sales and use taxes, and all transfer taxes, payable in connection with or with respect to the sale of the Acquired Assets and/or the recording of the deed for the Facility, shall be paid by Trustee; provided, however, that that Buyer shall be responsible for paying any incremental deed transfer tax due for increasing the portion of the Purchase Price allocated to the real estate beyond $250,000.00.

ARTICLE III

NON-ASSUMPTION OF ANY LIABILITIES

3.1 No Assumption of Liabilities. With the sole exception of any service contracts transferred to Buyer pursuant to Section 2.4(C) above, Buyer does not assume and shall not in any manner become responsible or liable for, any agreements, debts, obligations, responsibilities or liabilities of Debtor or Trustee of any nature whatsoever or for any claims against Debtor or any of the Acquired Assets, whether known or unknown, fixed, contingent or otherwise, including, without limitation, any debts, obligations, or other liabilities directly or indirectly arising out of, or resulting from Debtor’s or Trustee’s ownership or use of the Acquired Assets or the operation of Debtor’s business prior to the Closing Date.

ARTICLE IV

ADDITIONAL COVENANTS OF PARTIES

4.1 Access Period, Use and Possession. From the date of this Agreement until the earlier of the Closing Date and the date on which this Agreement is terminated (the “Access Period”), Trustee shall allow Buyer and its representatives, lawyers and consultants access to the Acquired Assets. Buyer’s access shall be at times mutually agreed upon by Buyer and Trustee, but shall be reasonable to Buyer.

Debtor will continue to maintain the Acquired Assets in the ordinary course, consistent with past practice, between the date of execution of this APA and the closing on the purchase of the Acquired Assets. Trustee will promptly provide Buyer with notice of any damage to or material adverse change in the Acquired Assets. With the exception of the desktop computers of the Debtor on which the Debtor’s business and financial records are stored, none of the Acquired Assets, nor any of the items of equipment described on Exhibit B, shall be removed from the Facility or otherwise disposed of without the prior written consent of Buyer.

ARTICLE V

CLOSING

5.1 The Closing. The consummation of the transactions contemplated in this Agreement (the “Closing”) shall take place by July 31, 2012 or such earlier date permitted by the Sale Order as Buyer may request (the “Closing Date”), by electronic and or physical delivery of the required closing items as may be mutually agreed to by the parties, or on such other date at such other location as is mutually agreed by the parties. The parties hereto agree that the Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF TRUSTEE

Trustee represents and warrants to Buyer as follows, which representations and warranties shall be true and correct as of the date hereof and true and correct as of the Closing but which shall not survive the Closing:

6.1 Organization and Standing of Trustee. Trustee is the duly appointed Chapter 11 trustee of Debtor which is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Michigan, with full power and authority to sell Debtor’s assets. This Agreement, when duly executed and delivered by Trustee shall constitute the legal, valid and binding obligation of Trustee and Debtor, enforceable in accordance with its terms. Trustee has full power and authority to enter into and deliver this Agreement and to execute and deliver all contemplated agreements and documents provided in this Agreement and perform the transactions contemplated herein. Trustee’s obligations under this Agreement are subject to the terms of the Sale Order.

6.2 Acquired Assets. At the Closing, Trustee shall transfer to Buyer good and marketable title to and actual and exclusive possession of all of the Acquired Assets, free and clear of all liens, pledges, mortgages, security interests, claims, interests and encumbrances of any nature whatsoever.

6.3 Possession of Acquired Assets. At Closing, Trustee shall deliver actual and exclusive possession of the Acquired Assets to Buyer free and clear of all claims and interests of the Debtor’s creditors.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Trustee as follows, which representations and warranties shall be true and correct as of the date hereof and true and correct as of the Closing:

7.1 Organization of Buyer. Buyer is a duly organized and validly existing corporation, in good standing under the laws of the State of Delaware. Buyer has full power and authority to own the Acquired Assets.

7.2 Authorization of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligations of Buyer enforceable in accordance with its terms. Buyer has full power and authority, or otherwise, to enter into and deliver this Agreement and to execute and deliver all contemplated agreements and documents provided in Agreement and perform the transactions contemplated therein. Buyer is not required to obtain the consent, approval or waiver of any person not a party to this Agreement to consummate the transactions contemplated hereby.

7.3 No Broker. Buyer has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without the intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment.

ARTICLE VIII

COVENANTS

8.1 Further Actions. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts or take or cause to be taken all action and to do or cause to be done all things necessary, proper and advisable to consummate the transactions contemplated by this Agreement, the related agreements and other documents necessary to close this transaction, and shall use its best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

8.2 Press Releases. Before Closing, no general public announcement or release as to any of the matters set forth herein may be made by Trustee or Buyer to any third party, including the news or other media, without consulting with each other and obtaining the prior written consent of each other (which consent shall not be unreasonably withheld) as to the identity of such third party and the timing and content of any such announcement or release. However, Trustee may publish and release information necessary to provide notice as required by the Bankruptcy Code, Bankruptcy Rules, and/or Orders of the Bankruptcy Court. After Closing, neither Trustee nor Debtor shall make any public announcement as to any of the matters set forth herein, including with or to news or other media, unless Buyer consents as to the announcement and its content (which consent shall not be unreasonably withheld).

ARTICLE IX

CLOSING DELIVERIES

At the Closing on the Closing Date:

9.1 Closing Documents. Trustee and Buyer shall execute and deliver the conveyance documents described in Section 1.2 hereof.

9.2 Payment of Purchase Price. Buyer shall pay the Purchase Price as set forth in Section 2.3 of this Agreement.

9.3 Other Documents. Trustee and Buyer shall execute and deliver any and all other documents, agreements, instruments and other writings and have taken all actions necessary to carry out the transactions contemplated in this Agreement, including (without limitation), as to Trustee, all actions set forth in and required by Article X hereof.

ARTICLE X

BUYER’S CONDITIONS

The obligation of Buyer to purchase and pay for the Acquired Assets at Closing shall be subject to the satisfaction, prior to or concurrently with the Closing Date, of each of the following express conditions precedent, unless waived by Buyer:

10.1 Closing Documents Delivered. Trustee shall have executed and delivered the documents, certificates, instruments and agreements and done the acts required of Trustee in connection with the Closing as described in this Agreement.

10.2 Closing Date. In the event that the Closing does not occur by the date of July 31, 2012 (the “Non-Fulfillment Date”) as a result of the non-fulfillment of one or more of the conditions in Section 1.2 or this Article X, Buyer may, upon written notice to Trustee at any time after the Non-Fulfillment Date, terminate this Agreement without any further liability on the part of either of the parties. Buyer’s Earnest Money Deposit shall be returned to Buyer, in full, within five (5) days of Buyer providing Trustee with written notice of the non-fulfillment of the conditions. If the Environmental Site Assessment to be conducted under Section 10.4 is not completed by June 20, 2012, the Non-Fulfillment Date and the deadline for Closing shall be extended by the same number of days between June 20, 2012 and the date the Environmental Site Assessment is complete. (By way of example, if the Environmental Site Assessment is not complete until June 26, 2012, the Non-Fulfillment Date and the deadline for closing shall automatically be extended until August 6, 2012.)

10.3 Survey. Buyer’s obligation to purchase the Acquired Assets is subject to Buyer’s acceptance of a new ALTA/ACSM Land Title Survey showing all easements, rights of way, improvements (including dimensions), setbacks, parking spaces, and utilities. Trustee shall pay the cost of obtaining the Survey; provided, however, that Buyer shall pay the incremental survey costs attributable to the survey scope being expanded to include showing rights of way, improvements (including dimensions), setbacks, parking spaces, and utilities. Trustee shall provide any existing surveys within a reasonable period after the date of this APA.

10.4 Environmental Site Assessment. Buyer’s obligation to close on the purchase of the Acquired Assets is conditioned upon satisfactory results from a Phase I and, if the Phase does not produce satisfactory results and Buyer deems it necessary, a Phase II environmental site assessment and/or Baseline Environmental Assessment. (The Phase 1 and, if deemed necessary, the Phase II environmental site assessments and/or Baseline Environmental Assessment shall be known as the “Environmental Site Assessment” for purposes of this Agreement.) Satisfactory results shall mean a finding of the absence of hazardous substances under, on, at or from the Acquired Assets. Buyer shall arrange for and pay for the Environmental Site Assessment, which, to the extent deemed necessary by Buyer, shall be ordered by Buyer immediately upon entry of the Sale Order. Buyer understands no certified environmental testing has been done at the Premises to date. Buyer also understands that only minimal MDEQ inspections have occurred at the Facility over the past six years. In Buyer’s sole discretion, it may waive the condition of having satisfactory results from a Phase I and, if needed, a Phase II environmental site assessment and/or Baseline Environmental Assessment.

10.5 Damage to Acquired Assets. There shall be no casualty loss or other material damage to any of the Acquired Assets. Buyer may waive this contingency, in which case all insurance or other proceeds paid or payable in respect of such casualty loss or other damage shall belong solely to Buyer and Trustee shall execute such assignments and other instruments as shall reasonably be required or requested by Buyer to effectuate same.

10.6 Sale Order. Buyer’s obligation to close on the purchase of the Acquired Assets is contingent upon delivery to Buyer, before the Closing Date, of a final, non-appealable and not appealed Order signed and entered by the United States Bankruptcy Court with jurisdiction over the Bankruptcy Case, in the form attached to this APA as Exhibit C (“Sale Order”).

10.7 EDC Confirmation. Buyer shall have received from the Economic Development Corporation of the City of Bangor (“EDC”) a written instrument in recordable form and in form and substance acceptable to Buyer, duly signed and delivered by the EDC, in which the EDC unconditionally confirms that the conditions set forth in Section 5 of the Real Estate Purchase and Sales Agreement dated January 25, 2006 between the EDC, as seller, and Debtor, as buyer, have been fully and timely satisfied, and that all rights and claims of reverter contemplated by Section 6 of such Real Estate Purchase and Sales Agreement are null and void and waived in full.

ARTICLE XI

TRUSTEE’S CONDITIONS

The obligation of Trustee to sell and convey the Acquired Assets at the Closing shall be subject to the satisfaction, prior to or concurrently with the Closing Date, of each of the following express conditions precedent, unless waived by Trustee:

11.1 Closing Documents Delivered. Buyer shall have executed and delivered the documents, certificates, instruments and agreements and done the acts required of Buyer in connection with the Closing, as described in this Agreement.

11.2 No Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order, shall have been enacted, entered, promulgated or enforced by any court or competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of the transactions contemplated hereby.

11.3 Closing Date. In the event that the Closing does not occur by the Non-Fulfillment Date as a result of the non-fulfillment of one or more of the foregoing conditions in this Article

XI, Trustee may, upon written notice to Buyer at any time after the Non-Fulfillment Date, terminate this Agreement without any further liability on the part of either of the parties unless the non-fulfillment is caused by Trustee’s breach of his obligations under this Agreement. Buyer’s Earnest Money Deposit shall be returned to Buyer, in full, within five (5) days of Trustee providing Buyer with written notice of the non-fulfillment of the conditions.

11.4 Purchase Price. Buyer shall have delivered, or cause to be delivered, as applicable, the Purchase Price to the Trustee as of the Closing.

ARTICLE XII

MISCELLANEOUS

12.1 Waiver. Any party hereto may (a) agree to extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of the party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the authorized representative of such party.

12.2 Notices. Any notices or other communications required or permitted hereunder or otherwise in connection herewith shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission or on receipt (or refusal to receipt) after dispatch by express, registered or certified mail, postage prepaid, or nationally recognized overnight delivery service, addressed as follows

If to Trustee:

Thomas R. Tibble, Bankruptcy Trustee for Michigan BioDiesel, LLC

With a copy to:

John T. Piggins, Esq.

Miller Johnson

If to Buyer:

Donald J. Glidewell, Chief Financial Officer

Marrone Bio Innovations, Inc.

With a copy to:

Brian J. Page

Dykema Gossett PLLC

or such other address as the person to whom notice is to be given has furnished in writing to the other parties.

12.3 Delivery of Notices. After the Closing Date, each party shall promptly deliver to the other party any notices, correspondence and other documents relating to the Acquired Assets being conveyed hereunder and the Business, which are, from time to time, received by that party.

12.4 Entire Agreement Binding Effect. This Agreement (together with the Exhibits and Schedules hereto, and the other agreements, documents and instruments executed at the Closing) sets forth the entire integrated understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements whether written or verbal. This Agreement may not be modified, amended or terminated except in a writing signed by all of the parties hereto.

12.5 Assignment. No party to this Agreement shall have the right to assign any of its rights and obligations hereunder without the prior written consent of the other parties hereto, except that Buyer may assign all of its rights hereunder to entities to be formed by it to own the Acquired Assets. To the extent that any such assignment occurs in accordance with the terms hereof, this Agreement and all provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute the same instrument.

12.7 Governing Law and Rules of Construction. This Agreement is being made in and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Notwithstanding the foregoing, the parties hereto agree that both parties have equally participated in the drafting of this Agreement and that if any term, condition or provision of this Agreement is deemed or construed to be ambiguous or vague, such ambiguity or vagueness shall not be construed in favor of or against any party to this Agreement.

12.8 Severability. Should any terms, provision or clause hereof or of any other agreement or document which is required by this Agreement, be held to be invalid, such invalidity shall not affect or render invalid any other provisions or clauses hereof or thereof the consideration or mutuality of which can be given effect without such invalid provision, and all of which shall remain in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable under applicable law.

12.9 Headings. The headings to the sections of this Agreement are inserted for convenience and reference only and are not intended to define or limit the substance of any section.

12.10 Singular and Plural. Singular terms in this Agreement may be deemed to include plural and plural terms to include the singular.

12.11 No Third Party Rights. This Agreement and the other agreements entered into at the Closing are solely for the benefit of the parties hereto. No third person shall acquire any rights or claims by reason of or under this Agreement.

12.12 Amendment. This Agreement may be amended only by a writing executed by the authorized representatives of Buyer and Trustee.

12.13 Expenses. Except as otherwise expressly set forth herein, each of the parties hereto shall bear their own costs and expenses in connection with the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.

TRUSTEE: THOMAS R. TIBBLE Bankruptcy Trustee for Michigan BioDiesel, LLC

By:	/s/ Thomas R. Tibble
Thomas R. Tibble Bankruptcy Trustee (and not individually)

BUYER: MARRONE BIO INNOVATIONS, INC.

By:	/s/ Donald J. Glidewell
Donald J. Glidewell Its: Chief Financial Officer

EXHIBIT A

City of Bangor, Van Buren County, Michigan

Parcel No. 80-54-813-002-10 (combination of 80-54-812-068-00, 80-54-812-069-00, 80-54-812-070-00, 80-54-812-073-00, and 80-54-813-002-00)

1042-A 13-2-16 1405-942 1426-483 1456-616 * COM AT N 1/4 POST OF SEC, TH N 89 DEG 48’20”W ON N SEC L 1371.22 FT TO ELY L OF RR ROW, TH S 32 DEG 31’45”W ALG SAID ROW 377.90 FT TO BEG, TH S 32 DEG 31’45”W ALG SAID ELY L 1837.23 FT TO ELY L OF 60TH ST, TH S 0 DEG 49’25”E ALG SAID ELY L 113.38 FT TO WLY L OF INDUSTRIAL PARK DR, TH N 89 DEG 10’35”E ALG SAID WLY L 117.0 FT, TH CON ALG SAID WLY L 86.21 FT ALG A CURVE TO THE LEFT WITH A RADIUS OF 226.18 FT AND A CHORD THAT BEARS N 78 DEG 15’28”E 85.69 FT, TH CON ALG SAID WLY L N 67 DEG 20’18”E 202.58 FT, TH CON ALG SAID WLY L 130.94 FT ALG A CURVE TO THE LEFT WITH A RADIUS OF 284.78 FT AND A CHORD THAT BEARS N 54 DEG 21’37”E 129.79 FT, TH 45.87 FT ALG A CURVE TO THE RIGHT WITH A RADIUS OF 396.37 FT AND A CHORD THAT BEARS N 39 DEG 37’34”W 45.84 FT, TH N 27 DEG 52’27”E 48.04 FT, TH S 62 DEG 07’33”E 50.0 FT TO WLY L OF INDUSTRIAL PARK DR, TH ALG SAID WLY L 142.64 FT ALG A CURVE TO THE LEFT WITH A RADIUS OF 284.78 FT AND A CHORD THAT BEARS N 13 DEG 31’30”E 141.15 FT, TH CON ALG SAID WLY L 310.69 FT ALG A CURVE TO THE RIGHT WITH A RADIUS OF 533.72 FT AND A CHORD THAT BEARS N 15 DEG 51’10”E 306.32 FT, TH CON ALG SAID WLY L N 32 DEG 31’45”E 1028.09 FT, TH N 57 DEG 28’15”W 253.77 FT TO BEG. *** COMBINATION OF 80-54-812-068-00, 80-54-812-069-00, 80-54-812-070-00, 80-54-812-073-00 AND 80-54-813-002-00 ON 18 JULY 2006 FOR 2007.

[NOTE: LEGAL DESCRIPTION SUBJECT TO VERIFICATION USING APPROVED SURVEY]

EXHIBIT B

EXTERNAL TANKS

24 – 30,000 gallon

2 – 12,500 gallon

2 – 10,000 gallon

INTERNAL TANKS

3 – 5,000 gallon fiberglass

2 – 7,200 gallon steel

1 – 12,000 gallon steel

Various small process tanks

3 centrifuges

Distillation equipment

500 kVA electric transformer

1,100 ton Cooling Tower and associated cooling system

Natural Gas Boiler

All equipment, pipes, lines, towers, poles, switches, controls, wires, pumps, apparatus and fittings associated with or used with the foregoing

All other equipment of Debtor physically located at the Facility as of May 10, 2012.

EXHIBIT C

Form of Sale Order